Exhibit 10.10

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement dated as of June 1, 2011, by and between Holli C. Ladhani, f/k/a Holli C. Nichols (“Executive”) and Rockwater Energy Solutions, LLC, f/k/a Rockwater Energy Solutions, Inc. (“Rockwater”), which Employment Agreement was assigned by Rockwater to Select Energy Services, LLC (the “Company”) pursuant to that certain First Amendment to Employment Agreement effective as of February 21, 2020 (the “First Amendment”), and which Employment Agreement was further amended by that certain letter agreement executed by Executive and Rockwater Energy Solutions Administrative Services, LLC (“RESAS”) dated May 15, 2020 (such Employment Agreement, as amended by the First Amendment and such letter agreement, the “Employment Agreement”).

1.Separation from Employment.  Executive and the Company acknowledge and agree that Executive’s employment with the Company ended as of January 3, 2021 (the “Separation Date”) and, as of the Separation Date, Executive was no longer employed by the Company or any other Company Party (as defined below).  Executive further acknowledges and agrees that, as of the Separation Date, Executive is deemed to have resigned (a) as an officer of the Company and each other Company Party for which she served as an officer; (b) from the Board of Directors of Select Energy Services, Inc. (“Select”) and each other Company Party for which she served as a director; and (c) from the board of directors or board of managers (or similar governing body) of any other Company Party and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any Company Party holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive served as such Company Party’s designee or other representative.
2.Separation Payment and Benefits.  Provided that Executive (i) executes this Agreement and returns it to the Company, care of Adam Law, Senior Vice President, General Counsel & Corporate Secretary at 1233 W. Loop South, Suite 1400, Houston, TX 77027 (or via e-mail at ALaw@selectenergy.com) so that it is received by Mr. Law on or before January 31, 2021; (ii) does not exercise her revocation right as described in Section 7 below; and (iii) abides by each of Executive’s commitments set forth herein, then:
(a)The Company will provide or cause to be provided to Executive with a total severance payment equal to $3,225,000, less applicable taxes and withholdings (the “Separation Payment”), which Separation Payment will be paid in a lump sum on the date that is 60 days after Separation Date;
(b)The Company will provide or cause to be provided to Executive a pro rata bonus payment for 2021, if any, to which Executive is entitled pursuant to the terms of Section 7.1(b)(A) of the Employment Agreement, which payment, if any, will be paid at the time set forth in Section 7.1(b)(A) of the Employment Agreement;
(c)Select will cause 70,250 restricted shares granted to Executive that would have become vested had Executive remained continuously employed by the Company through

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January 19, 2021 to become vested and nonforfeitable, with such vesting deemed to have occurred as of the Separation Date; and
(d)During the portion, if any, of the eighteen (18)-month period following the Separation Date (the “Reimbursement Period”) that Executive elects to continue coverage for Executive and her spouse and eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall promptly reimburse or cause to be reimbursed to Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Notwithstanding the foregoing, if the provision of the benefit described in this clause cannot be provided in the manner described without penalty, tax or other adverse impact on the Company, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to Executive without such an adverse impact on the Company.

Executive acknowledges and agrees that the payments and benefits referenced in this Section 2 represent the entirety of the separation pay and benefits that she is eligible to receive from any Company Party and that the consideration set forth in this Section 2 represents additional severance consideration beyond that to which she was entitled to receive pursuant to the Employment Agreement.

3.General Release.
(a)For good and valuable consideration, including the Company’s provision of payments and benefits to Executive as set forth in Section 2 above, Executive hereby releases, discharges and forever acquits the Company, Rockwater, Select, RESAS, their respective affiliates and subsidiaries, the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, as well as all employee benefit plans maintained by the Company, Rockwater, Select, RESAS, or any of their respective affiliates or subsidiaries and all fiduciaries and administrators of any such plan, in their personal and representative capacities (each a “Company Party” and, collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement (collectively, the “Released Claims”).
(b)The Released Claims include without limitation those arising under or related to (each as amended, as applicable): (i) the Age Discrimination in Employment Act of 1967; (ii) Title VII of the Civil Rights Act of 1964; (iii) the Civil Rights Act of 1991; (iv) sections 1981 through 1988 of Title 42 of the United States Code; (v) the Employee Retirement Income Security Act of 1974 (“ERISA”), including, but not limited to, sections 502(a)(1)(A), 502(a)(1)(B), 502(a)(2), and 502(a)(3) to the extent the release of such claims is not prohibited by applicable law; (vi) the Immigration Reform Control Act; (vii) the Americans with Disabilities Act of 1990; (viii) the National Labor Relations Act; (ix) the Occupational Safety and Health Act; (x) the Family and Medical Leave Act of 1993; (xi) the Sarbanes-Oxley Act of 2002; (xii) the

Dodd-Frank Wall Street Reform and Consumer Protection Act; (xiii) any federal, state, or local anti-discrimination or anti-retaliation law, including the Texas Labor Code (including the Texas Payday Law, the Texas Anti-Retaliation Act, and Chapter 21 of the Texas Labor Code) (xiv) any state, local, or federal wage and hour law; (xv) any other local, state or federal law, regulation or ordinance; (xvi) any public policy, contract, tort, or common law claim, including claims for breach of fiduciary duty, fraud, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, wrongful discharge or termination, promissory estoppel, infliction of emotional distress, or tortious interference; (xvii) costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xviii) any employment contract (including the Employment Agreement), incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement, any stock option agreement, any stockholders agreement or other equity compensation agreement between Executive and the Company or any other Company Party; and (xix) compensation or benefits of any kind from any Company Party (other than benefits vested as of the date of this Agreement) not expressly set forth in the Employment Agreement or any such stock option or other equity compensation agreement. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
(c)In no event shall the Released Claims include (i) any claim which arises after the date this Agreement is signed by Executive, (ii) any claims for the payments and benefits payable to Executive under Section 7.1(b) of the Employment Agreement and provided under Section 2 of this Agreement, (iii) any claims to the equity interests in the Company Parties that Executive holds as of the date of this Agreement which remain subject to the terms and conditions, as applicable, of the Company’s stockholders agreement (as may be amended from time to time) and any specific equity award agreement between Executive and a Company Party, (iv) any claim for or right to indemnification under the policies or governing instruments of the Company Parties and for coverage under any directors and officers liability insurance policies maintained by the Company Parties, or (v) any claim to vested benefits under an employee benefit plan of a Company Party that is subject to ERISA (including any rights to vested benefits under health and retirement plans).  Nothing herein prevents Executive from seeking workers’ compensation or unemployment insurance benefits.
(d)Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission, or other federal, state or local governmental agency or commission (collectively “Governmental Agencies”) or participating in any investigation or proceeding conducted by any Governmental Agencies or communicating or cooperating with such an agency; however, Executive understands and agrees that, to the extent permitted by law, she is waiving any and all rights to recover any monetary or personal relief from any Company Party as a result of such Governmental Agency proceeding or subsequent legal actions.  Nothing herein waives Executive’s right to receive an award for information provided to a Governmental Agency.  Further, nothing herein (or in the Employment Agreement) shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such Governmental Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such Governmental Agency relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law.
(e)This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of Section 2 of this Agreement (and any portion thereof), any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.
(f)By signing this Agreement, Executive is bound by it.  Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement.  This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit.
(g)Executive and the Company agree that nothing in this Agreement waives Executive’s right to receive an Annual Bonus for calendar year 2020, which Annual Bonus, if any, shall be paid as set forth in Section 4.2 of the Employment Agreement.
4.Stock Options; Performance Share Unit Grants.
(a)With respect to those outstanding stock options granted to Executive by Select and that remain outstanding and unexercised as of the Separation Date, such stock options shall remain exercisable pursuant to the terms of the applicable stock option agreements and the Select Energy Services, Inc. 2016 Equity Incentive Plan (the “EIP”), specifically:
(i)	54,145 stock options with an exercise price of $15.60 per share that will expire pursuant to their terms on March 14, 2021;
(ii)	36,654 stock options with an exercise price of $12.77 per share that will expire pursuant to their terms on March 14, 2021;
(iii)	14,782 stock options with an exercise price of $14.03 per share that will expire pursuant to their terms on March 14, 2021;
(iv)	35,968 stock options with an exercise price of $13.99 per share that will expire pursuant to their terms on March 14, 2021;
(v)	55,754 stock options with an exercise price of $8.97 per share that will expire pursuant to their terms on December 14, 2025; and
(vi)	142,962 stock options with an exercise price of $8.66 per share that will expire pursuant to their terms on December 10, 2026.

(b)With respect to those performance share units granted to Executive by Select and that remain outstanding as of the Separation Date, all service requirements applicable to such performance share units are deemed to have been satisfied as of the Separation Date, and such performance share units shall remain outstanding and can be earned pursuant to the terms of the applicable award agreements and the EIP, including such terms relating to the achievement of performance goals as the end of the applicable performance period.
(c)With respect to those outstanding performance share units granted to Executive by Select and that remain outstanding as of the Separation Date, Select agrees to provide Executive with a written communication setting forth the actual performance for calendar years 2020, 2021, and 2022 (as a percentage of applicable target performance for such calendar years) of the free cash flow and return on asset performance goals that apply to such performance share units; provided, however, Select shall only have an obligation to provide such a written communication for any such calendar year if: (i) Executive provides a written request to Select’s General Counsel for the applicable performance for such calendar year; (ii) such request includes a copy of this Agreement and references this Section 4(c) of this Agreement; and (iii) such request is made by Executive between January 1 and March 1 of the calendar year that follows the applicable calendar year to which the performance information relates.  Select will endeavor to provide the requested information by the latest of: (x) 75 days after the end of the calendar year to which the performance information relates, (y) 30 days after its receipt of such written request from Executive; or (z) 30 days after its receipt of audited financial information for the applicable calendar year to which the performance information relates; provided, notwithstanding the foregoing, such information (if requested by Executive as described in the previous sentence) shall be provided to Executive reasonably promptly following Select’s communication of actual performance for calendar years 2020, 2021 and 2022 to other employees holding performance share units for such years.
5.Covenant Not to Sue; Executive’s Representation.  Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims.  Executive represents that Executive has not brought or joined any claim, lawsuit or arbitration against any of the Company Parties in any court or before any administrative agency or arbitral authority and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.
6.Acknowledgments.  By executing and delivering this Agreement, Executive acknowledges that:
(a)Executive has carefully read this Agreement;
(b)Executive has had at least twenty-one (21) days to consider this Agreement before the execution and delivery hereof to the Company;
(c)Executive has been, and hereby is, advised in writing to consult with an attorney prior to executing this Agreement, and Executive represents that she has had adequate opportunity to do so; and

(d)Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated in the Employment Agreement and herein; and Executive is signing this Agreement voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement.
7.Revocation Right.  Executive may revoke this Agreement within the seven-day period beginning on the date Executive signs this Agreement (such seven day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Executive and must be delivered to the General Counsel of the Company at the address or e-mail address set forth in Section 2 above before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period.  This Agreement is not effective, and no consideration shall be paid to Executive, until the expiration of the Release Revocation Period without Executive’s revocation.  If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.
8.Dispute Resolution; Choice of Law.  Any dispute arising out of or relating to this Agreement shall be subject to the dispute resolution provisions set forth in Section 9.1 of the Employment Agreement, and Executive and the Company ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY AND WILLINGLY WAIVING THEIR RIGHTS TO A JURY TRIAL.  This Agreement shall be governed by the law of Texas, and 11.2 of the Employment Agreement is hereby incorporated by reference.
9.Counterparts.  This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

[Signature page follows]

This Release Agreement is executed on this __________ day of __________, 2021.

Holli C. Ladhani

ACKNOWLEDGED AND AGREED:

SELECT ENERGY SERVICES, LLC

_________________________________
By: ______________________________
Its: _____________________________
Date: ____________________________

SELECT ENERGY SERVICES, INC.

_________________________________
By: ______________________________
Its: _____________________________
Date: ____________________________